Exhibit 5

511 Union Street, Suite 2700	615.244.6380	main
P.O. Box 198966	615.244.6804	fax
Nashville, TN 37219-8966	wallerlaw.com

October 29, 2012

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of (i) an indeterminate number of shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having a maximum aggregate offering price of $200,000,000 (the “Maximum Offering Amount”) that may be offered and sold from time to time by the Company; and (ii) an aggregate of 18,500,000 shares of Common Stock (the “Selling Stockholder Shares”) that may be offered and sold from time to time by the selling stockholders identified in the Registration Statement or in a supplement to the prospectus contained in the Registration Statement (the “Selling Stockholders”).

We have assumed that the issuance, sale and amount of the Shares to be offered from time to time by the Company will be duly authorized and determined by proper action of the Board of Directors of the Company and in accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and applicable Delaware law.

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the following opinions, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.

Acadia Healthcare Company, Inc.

October 29, 2012

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that: (i) the Company Shares, when issued under the circumstances described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable, (ii) 18,494,081 of the Selling Stockholder Shares are validly issued, fully paid and non-assessable and (iii) 5,919 of the Selling Stockholder Shares are validly issued and will be fully paid and non-assessable upon vesting in accordance with the Company’s Equity Incentive Plan.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and further consent to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP